SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 27, 2010

RISKMETRICS GROUP, INC.

(Exact Name of Registrant

as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33928	20-8175809
(Commission File Number)	(IRS Employer Identification No.)

One Chase Manhattan Plaza, 44th Floor, New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 981-7475

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.              Submission of Matters to a Vote of Security Holders

On February 28, 2010, RiskMetrics Group, Inc. (“RiskMetrics”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among RiskMetrics, MSCI Inc. (“MSCI”) and Crossway Inc., a wholly owned subsidiary of MSCI (“Merger Sub”), whereby Merger Sub will be merged with and into RiskMetrics, with RiskMetrics continuing as the surviving corporation and a wholly owned subsidiary of MSCI (the “Merger”).

RiskMetrics held a special meeting of stockholders on May 27, 2010 to submit the following proposals to a vote of stockholders: (i) to adopt the Merger Agreement (the “Merger Proposal”) and (ii) to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement (the “Adjournment Proposal”).  At the special meeting, the Merger Proposal was approved by holders of RiskMetrics common stock with 59,823,468 votes cast “For” the Merger Proposal, 16,082 votes cast “Against” and 307,547 shares “Abstaining”.  The Adjournment Proposal was approved by holders of RiskMetrics’ common stock with 59,359,871 votes cast “For” the Adjournment Proposal, 745,239 votes cast “Against” and 41,987 shares “Abstaining”.

The Merger Proposal and the Adjournment Proposal are described in detail in RiskMetrics’ proxy statement for the special meeting dated April 27, 2010 which was mailed to stockholders on or about April 28, 2010.

Item 8.01.              Other Events

On May 27, 2010, RiskMetrics and MSCI issued a joint press release announcing that the stockholders of RiskMetrics approved the adoption of the Merger Agreement at the special meeting of stockholders of RiskMetrics held on May 27, 2010.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference into this Item 8.01.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

99.1         Joint Press Release of RiskMetrics Group, Inc. and MSCI Inc. dated May 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RISKMETRICS GROUP, INC.

Date: May 27, 2010	By:	/s/ David Obstler
Name: David Obstler
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Joint Press Release of RiskMetrics Group, Inc. and MSCI Inc. dated May 27, 2010